SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

   Filed by the Registrant [X]    Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                             CareMatrix Corporation
                (Name of Registrant as Specified In Its Charter)

                             CareMatrix Corporation
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0.11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                               [CAREMATRIX LOGO]

                               197 First Avenue
                          Needham, Massachusetts 02194

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  JUNE 16, 1997

                                  ------------

     The Annual Meeting of Stockholders of CareMatrix Corporation (the "Company") will be held on Monday, June 16, 1997 at 3:00 p.m. at the Company's principal executive offices located at 197 First Avenue, Needham, Massachusetts, for the following purposes:

   1. To elect the members of the Board of Directors who shall hold office until the 1998 annual meeting of stockholders and thereafter until their successors are duly elected and qualified.

   2. To consider and act upon a proposal to amend and restate the Company's Restated 1991 Combination Stock Option Plan.

   3. To consider and approve the Company's 1996 Equity Incentive Plan.

   4. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 25, 1997 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors

                                          James M. Clary, III, Secretary

Needham, Massachusetts

May 2, 1997


-------------------------------------------------------------------------------
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.
-------------------------------------------------------------------------------

                               [CAREMATRIX LOGO]

                             CareMatrix Corporation
                               197 First Avenue
                               Needham, MA 02194
                                  ------------

                                PROXY STATEMENT
                                  ------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 16, 1997


     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of CareMatrix Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, June 16, 1997 at 3:00 p.m., and at any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes stated in the accompanying Notice of Meeting. Action will be taken at the Annual Meeting to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified, to consider and act upon a proposal to amend and restate the Company's Restated 1991 Combination Stock Option Plan and to consider and approve the Company's 1996 Equity Incentive Plan.


     Any stockholder giving a proxy retains the power to revoke such proxy at any time prior to its being voted by (i) delivering a written revocation to the Secretary of the Company, (ii) by executing and returning to the Company a proxy bearing a later date, or (iii) by attending the Annual Meeting and voting his or her shares in person. Any stockholder who attends the Annual Meeting in person will not be deemed to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. If the proxy is properly executed and is not revoked, it will be voted at the Annual Meeting in the manner specified. If no instructions are specified, the shares represented by the proxy will be voted "for" the election of the nominees for directors named herein and "for" the approval of Item 2 and
Item 3 in the Notice of Meeting.

     The Company mailed this Proxy Statement and the related form of proxy on or about May 2, 1997 to its stockholders of record at the close of business on April 25, 1997.


                               VOTING SECURITIES

     The holders of record of shares of the Company's Common Stock at the close of business on April 25, 1997 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 17,105,689 shares of Common Stock. Each stockholder has one vote at the Annual Meeting for each share of Common Stock held of record on said date. A majority of issued and outstanding shares of Common Stock, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares entitled to vote thereon. Approval of Item 2 and Item 3 requires a majority of the votes so cast. Where proxies are marked as abstentions (or stockholders appear in person but abstain from voting) with respect to any matter submitted to the stockholders for a vote, such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter for purposes of determining the presence of a quorum.

                       MERGER WITH CAREMATRIX AFFILIATES


     On October 4, 1996, twelve wholly-owned subsidiaries of the Company were merged into twelve privately-owned corporations (the "CareMatrix Affiliates"), owned primarily by Abraham, Andrew and Michael Gosman and other members of the Company's current management. The stockholders of the CareMatrix Affiliates received approximately 92% of the outstanding shares of Common Stock of the Company, with the Gosmans collectively receiving approximately 77.8%. See "Security Ownership of Certain Beneficial Owners and Management" for further detail with respect to the current share ownership of the Gosmans.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of not less than one nor more than 10 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at eight, however, the By-laws provide that, within the limits specified above, the number of directors may at any time be increased or decreased by the vote of the Board.

     The nominees for election to the Board of Directors consist of Abraham D. Gosman, Andrew D. Gosman, Michael M. Gosman, Donald J. Amaral, H. Loy Anderson, Jr., Rev. Bedros Baharian, Robert Cataldo and Stephen E. Ronai. The nominees were nominated by the Board of Directors. If elected, the nominees will serve as directors until the 1998 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

Nominees for Election

     Each of the following directors has been nominated for election at the Annual Meeting:

     Abraham D. Gosman, age 68, has served as Chairman of the Board of Directors of the Company since October 4, 1996. In addition, he has served as Chairman of the Board of Trustees and Chief Executive Officer of Meditrust, the nation's largest health care real estate investment trust, since its inception in 1985. He has also served since January 1996 as the Chairman of the Board of Directors and Chief Executive Officer of PhyMatrix Corp. ("PhyMatrix"), a publicly-traded physician practice management company. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc.

     Andrew D. Gosman, age 31, has served as Vice Chairman of the Board of Directors and Executive Vice President of the Company since October 4, 1996. From January through October 1996, he also served alternatively as President and Executive Vice President of a group of privately-owned corporations (the "CareMatrix Affiliates") which merged with and into the Company on October 4, 1996. Previously, he served as Executive Vice President of Development for Continuum Care Corporation ("Continuum") from June 1994 to January 1996. He has also served as a Vice President of AMA Funding Corporation and AMA Venture Corporation, two closely held investment and development concerns, since March 1992.

     Michael M. Gosman, age 34, has served as a member of the Board of Directors and Executive Vice President--Acquisition and Development of the Company since October 4, 1996 and as Executive Vice President-Assisted Living of the CareMatrix Affiliates from January 1996 until October 4, 1996. Previously, he served as the Executive Vice President of Finance and Administration for Continuum from June 1994 to January 1996. From January 1990 to June 1993, he served as the Director of Special Projects for Diamond Health Group, Inc. where he was responsible for organizing financing packages and structuring acquisitions. Prior to such time, he was a financial analyst for Meditrust.


     Donald J. Amaral, age 44, has served as a director of the Company since October 4, 1996. Mr. Amaral has served as director, President and Chief Executive Officer of Coram HealthCare Corp. since October 13, 1995. Previously, he was President and Chief Operating Officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Prior to joining Summit, Mr. Amaral was President and Chief Operating Officer of Mediplex from 1986 until October 1989. Mr. Amaral is also a member of the Board of Directors of Summit Care Corporation.

     H. Loy Anderson, Jr., age 53, has served as a director of the Company since October 4, 1996. He has served as President, Chief Executive Officer and a director of Palm Beach National Bank & Trust Company since June 1990.

     Rev. Bedros Baharian, age 81, has served as a director of the Company since October 4, 1996. Rev. Baharian is a consultant and private investor. He has also served as Chairman of the Board of FACT Retirement Services, a not-for-profit owner and manager of continuing retirement communities in California since 1994. He served as Chairman of the Board of Teachers Assistance Life Care Centers, Inc. from 1990 to 1993 and as a board member of Casa de las Campanas from 1990 to 1994. He is a founder and past president of the New England Elderly Housing Association.


     Robert Cataldo, age 70, has been President of Sheldon Corporation, a health care and real estate consulting firm since July 1983.

     Stephen E. Ronai, age 60, has served as a director of the Company since October 4, 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Academy of Healthcare Attorneys of the American Hospital Association, and from 1989 to 1995, he served as a member of the Board of Directors of the National Health Lawyers Association. Mr. Ronai has been a director of PhyMatrix since January 1996.

Additional Information Regarding the Board of Directors


     The Board of Directors held 13 meetings during 1996. In addition to the full Board of Directors, the Board of Directors has authorized the following committees:


     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Andrew D. Gosman, Messrs. Doyle and Amaral and Rev. Baharian. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive Committee was not authorized until after the Company's merger with the CareMatrix Affiliates in October 1996. The Executive Committee did not hold any meetings during 1996.

     Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Messrs. Amaral and Anderson and Rev. Baharian, all of whom are independent directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held one meeting during 1996.

     Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Rev. Baharian and Messrs. Anderson and Ronai. The Compensation Committee establishes a general compensation policy for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Compensation Committee administers all of the Company's employee benefit plans. The Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised. There are no interlocks among the members of the Compensation Committee. The Compensation Committee held one meeting during 1996.


Family Relationships

     Andrew D. Gosman and Michael M. Gosman are sons of Abraham D. Gosman. No other family relationship exists among the Company's directors or executive officers.

Compensation of Directors

     Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for telephonic meetings. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

                                   MANAGEMENT

Executive Officers


     Executive Officers are appointed by and serve at the discretion of the Board of Directors. The following is a biographical summary of the experience of the executive officers of the Company who have not been nominated to serve as directors of the Company.

     Michael J. Doyle, age 39, has served as Chief Executive Officer and a member of the Board of Directors of the Company from its inception in 1989 and also served as its Chairman from January 1994 to October 1996. From 1984 to 1986, Mr. Doyle served as the Director of Development for the Hillhaven Corporation, an owner and operator of assisted living and independent living communities and nursing facilities. From 1986 to October 1989, Mr. Doyle served as Vice President of Voluntary Hospitals of America Development Company, a developer and operator of senior living communities and related projects. Mr. Doyle is a member of the American College of Health Care Executives and a director of the Assisted Living Facilities Association of America and the Massachusetts Assisted Living Facilities Association. He is also a corporator of Lawrence Memorial Hospital, and Winchester Hospital.

     Robert M. Kaufman, age 48, has served as President of the Company since October 4, 1996 and as President of the CareMatrix Affiliates since July 9, 1996. Mr. Kaufman spent from 1972 until July 1996 with Coopers & Lybrand L.L.P., the last 15 years as a partner, specializing in the for-profit healthcare, real estate and retail/consumer products industries. Mr. Kaufman has significant experience advising companies in the long-term care, senior housing and physician practice sectors in such areas as business and strategic planning, deal negotiations and structure, public and private financing, real estate development and management. In addition, he has been a member of Coopers & Lybrand's mergers and acquisitions group and served on their Board of Partners, the Firm's nationally elected oversight committee.

     James M. Clary, III, age 35, has served as Executive Vice President, General Counsel and Secretary of the Company since October 4, 1996 and as Executive Vice President, General Counsel and Secretary of the CareMatrix Affiliates from December 1995 until October 4, 1996. Since January 23, 1996 Mr. Clary has also served as the Senior Legal Adviser to PhyMatrix. Previously, he served as Legal Counsel and Senior Vice President for Continuum. From June 1993 to August 1994, he served as Associate Counsel to Meditrust. Prior to joining Meditrust, Mr. Clary was a Senior Associate with the Boston law firm of Choate, Hall & Stewart, from December 1991 to June 1993, and the Boston law firm of Nutter, McClennen & Fish, LLP from October 1987 to December 1991, where he specialized in the areas of real estate, health care, and corporate law.

     Joel A. Kanter, Ph.D., age 46, has served as Executive Vice President of the Company since October 4, 1996 and as Executive Vice President of the CareMatrix Affiliates from December 1995 until October 4, 1996. Previously, he served as Senior Vice President of Development and Acquisitions for Continuum from June 1994 to January 1996. From April 1986 to June 1994, Dr. Kanter served in a variety of development capacities with Mediplex, including terms as its Senior Vice President of Administration and Senior Vice President of Development. From 1981 through 1986, Dr. Kanter served as the Director of the Massachusetts State Senate's Committee on Post Audit and Oversight.

     Harold E. Nash, III, age 43, has served as Executive Vice President of Construction/Planning and Zoning of the Company since October 4, 1996 and as Executive Vice President of the CareMatrix Affiliates from August 1996 until October 1996. From 1991 through March 1996, he served as Vice President of Suffolk Construction Company, Inc., with primary responsibility as Director of Design Build Services and Pre-Construction Services. Prior to joining Suffolk Construction Company, Mr. Nash was a Vice President of two diversified development companies from 1984 to 1991.

     Michael J. Zaccaro, age 39, has served as Executive Vice President of Operations of the Company since October 4, 1996 and as Senior Vice President of the CareMatrix Affiliates from December 1995 until October 1996. From 1990 to 1995, Mr. Zaccaro served as a Senior Vice President of Continuum and of GWZ Development Corp.

     Marc H. Benson, age 40, has served as Chief Operating Officer of the Company since October 4, 1996 and as Chief Operating Officer of the CareMatrix Affiliates from August 25, 1996 until October 1996. From September 1995 to July 1996, he served as a Vice President/Director of Operations for ManorCare, Inc.'s southeast district where he had primary operating responsibility for ManorCare, Inc.'s assisted living and Alzheimer's facilities in the southeastern portion of the United States. Prior to joining ManorCare, Inc., Mr. Benson served as Director of Operations for Beverly Enterprises where he managed senior housing, assisted living, skilled nursing and home health care centers in seven states from 1992 to September 1995. He served as Director of Finance of the Retirement Living Division Beverly Enterprises from 1990 to 1992.

                             EXECUTIVE COMPENSATION

     The following summary compensation table shows compensation information for the last three years for the Company's current Chief Executive Officer, Mr. Doyle, and such other executive officers of the Company whose compensation exceeded $100,000 in 1996 (collectively, the "Named Officers").

Summary Compensation Table (1)


                                                                                       Long Term
                                                      Annual Compen                  Compensation
                                          --------------------------------------   --------------------
                                                                 Other Annual           Securities
Name and Principal Position      Year       Salary ($)(2)      Compensation ($)     Underlying Options
-----------------------------   -------   ----------------   -------------------   --------------------
Michael J. Doyle ............    1996          191,450              (3)                  100,000
                                 1995          157,500              (3)                   10,000
                                 1994          150,000              (3)                       --
Kenneth M. Miles ............    1996          117,300              (4)                   50,000
                                 1995           90,000              (4)                    7,000
                                 1994                *              (4)                       --


------------

* Amount insufficient to be reportable under applicable rules of the Securities and Exchange Commission.

(1) This table does not include any of the Company's executive officers that joined the Company as a result of the October 1996 merger between the Company and the CareMatrix Affiliates, because none of said executive officers received salary and bonus compensation from the Company during the 1996 fiscal year that was in excess of $100,000.

(2) All salary figures shown represent the amounts which the Named Officers received by year end under their respective employment agreements. Mr. Doyle's annual base salary increased from $150,000 to $165,000 on July 1, 1995, and from $165,000 to $250,000 on October 4, 1996. Mr. Miles annual salary increased from $75,000 to $105,000 on July 1, 1995 and from $105,000 to $125,000 on October 4, 1996.

(3) Under the terms of his employment agreement, Mr. Doyle is entitled to receive an automobile allowance of $10,000 per annum and payment of approximately $624 of premiums on a life insurance policy for a beneficiary designated by Mr. Doyle.

(4) Under the terms of his employment agreement, Mr. Miles was entitled to receive an automobile allowance of $6,000 per annum.

Employment Agreements


     The Company has an employment agreement with Mr. Doyle, its Chief Executive Officer. This employment agreement, as amended effective as of October 4, 1996, provides for an initial employment term ending December 31, 1999, continuing thereafter on year-to-year renewal terms, subject to either the Company's or the employee's electing not to renew, an annual base salary of $250,000 through December 31, 1999, bonus compensation to be determined by the Board of Directors of the Company in its sole discretion, restrictions against competition with the Company, an automobile allowance of $10,000 per annum and payment of premiums (amounting to approximately $440 in 1996) on a life insurance policy in the amount of $500,000 for a beneficiary to be designated by Mr. Doyle. Such policy is in addition to the key man life insurance policy to be maintained by and for the benefit of the Company. Mr. Doyle's employment agreement also provides that if his employment terminates within a 24-month period following the occurrence of certain changes in control because, among other events, either (a) his employment is not renewed by the Company, (b) his employment is involuntarily terminated other than for cause as of a date prior to the end of the initial term or any renewal term or (c) a change in his duties occurs, he is entitled to receive a lump sum severance payment within 30 days after ceasing to be employed equal to 2.99 times the average yearly total compensation (consisting of base salary and any cash bonus) payable with respect to the previous five full calendar years.

     During 1996, the Company also had an employment agreement with Mr. Miles, the former Senior Vice President of Finance of the Company. As noted below, this employment agreement was terminated on March 28, 1997. Prior to its termination, Mr. Miles employment agreement was similar in structure to Mr. Doyle's, and contained substantially the same provisions, except that Mr. Miles' agreement
(i) provided for a term through December 31, 1998, subject to renewal on a year-to-year basis, (ii) provided for an annual base salary of $125,000 plus bonus compensation to be determined by the Board of Directors in its sole discretion, (iii) made no provision for life insurance, and (iv) provided a lump sum severance payment of 1.0 times the average yearly total compensation (consisting of base salary and any cash bonus) payable with respect to the previous five full calendar years.

Termination Agreements


     As noted above, Mr. Miles resigned as an officer and employee of the Company effective March 28, 1997. Under Mr. Miles Resignation Agreement, the Company (i) made a lump sum severance payment to Mr. Miles in the amount of $131,000 (equivalent to his annual salary and annual car allowance), less applicable tax withholdings and insurance contributions and (ii) will provide family health insurance through March 31, 1998. The Resignation Agreement also provides for the acceleration of the vesting of Mr. Miles' unexercised stock options to purchase 65,900 shares of Common Stock and extends the period during which Mr. Miles may exercise his options to October 31, 1998.


Stock Option Plans

     Restated 1991 Combination Stock Option Plan.


     The Company's Restated 1991 Combination Stock Option Plan, as amended and restated to date (the "1991 Plan"), was adopted initially in October 1991 and has been amended several times subsequently, most recently in order to increase the number of shares of Common Stock reserved for issuance and to adjust terms of the 1991 Plan to reflect the five-for-one reverse split of the Company's Common Stock on October 14, 1996. The number of shares currently reserved for issuance under the 1991 Plan is 400,000. The purpose of the 1991 Plan is to provide long-term incentives and rewards to the Company's key employees, officers, directors and others in a position to contribute to the success of the Company. See "Item 2: Proposal to Amend the Restated 1991 Combination Stock Option Plan" for more detailed information concerning the 1991 Plan and the proposed amendments thereto. The 1991 Plan, as it is proposed to be amended, is attached to this Proxy Statement as Exhibit A.


     1995 Non-Qualified Stock Option Plan.

     Directors who are not also employees of the Company are eligible to participate in the Company's 1995 Non-Qualified Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, each non-employee director, upon becoming a director, is automatically granted options to purchase 1,200 shares of Common Stock, subject to vesting over three years, and options to purchase additional shares hereafter are based upon the formula provisions of said Plan. In November 1996, pursuant to the 1995 Plan, the Company granted options to purchase 1,200 shares of Common Stock to each of Robert S. DeVore and Marshall S. Sterman, who served on the Board of Directors of the Company.

     1996 Equity Incentive Plan.


     In October 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the "1996 Plan") which provides for the award ("Award") of up to 1,600,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, restricted stock, performance shares and stock appreciation rights. All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. See "Item 3: Proposal to Approve the 1996 Equity Incentive Plan" for more detailed information concerning the 1996 Plan. The 1996 Plan is attached to this Proxy Statement as Exhibit B.


Stock Option Grants

     The following is a summary of all stock options granted to Named Officers during 1996. Where applicable, individual grants are listed separately for each Named Officer.

                                      Individual Grants
                   --------------------------------------------------------
                                                                                               Potential Realizable
                    Number of Shares       % of Total                                            Value at Assumed
                       Underlying            Options         Exercise or                         Annual Rates of
                        Options            Granted to         Base Price                    Stock Price Appreciation
Name                 Granted (#)(1)     Employees in 1996     ($/sh)(1)     Expiration Date     5%          10%
------------------ ------------------- -------------------- -------------- ----------------- --------    --------
Michael J. Doyle       90,000                13.6%              $14.70          10/4/06      $436,206    $519,978
                       10,000                 1.5%              $14.70           6/3/06      $ 97,334    $108,969
Kenneth M. Miles       45,000                 6.8%              $14.70          10/4/06(1)   $218,103    $259,989
                        5,000                 0.8%              $14.70           6/3/06(1)   $ 48,667    $ 54,485

------------

(1) Pursuant to Mr. Miles resignation agreement, as described above, all options held by him must be exercised on or before October 31, 1998.

Aggregated Stock Option Exercises and Stock Option Values

     There were no options exercised by any of the Named Officers during fiscal 1996. The following table indicates the aggregate value of all unexercised options held by each Named Officer as of December 31, 1996.



                                                               Value of Unexercised
                             Number of Shares               In-The-Money Options as of
                          Underlying Unexercised              December 31, 1996 (1)
                     ---------------------------------   -------------------------------
                       Number of          Number of
                      Exercisable       Unexercisable     Exercisable     Unexercisable
Name                    Shares             Shares            Value            Value
------------------  --------------   ----------------   --------------   ---------------
Michael J. Doyle       120,000               --             $51,000            --
Kenneth M. Miles        65,900               --             $21,700            --


------------

(1) Value of unexercised, in-the-money options based upon the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1996 of $13.50.

Limitation of Liability and Indemnification Agreements

     As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties.

     The Company's By-Laws provide for the indemnification of directors and officers. In addition, the Company has entered into indemnification agreements with each of its directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, the Company's By-Laws and the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

     The indemnification agreements, like the Company's By-Laws, provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individuals involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements and the Company's By-Laws, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

Section 16 Compliance

     During the 1996 reporting period, Marc H. Benson filed one late Form 3 reporting one transaction; Joel A. Kanter filed one late Form 3 reporting one transaction; Michael J. Zaccaro filed one late Form 3 reporting one transaction, and two late Form 4's reporting two transactions and one transaction, respectively; and Michael J. Doyle filed one late Form 4 reporting seven transactions.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is comprised of three non-employee directors. The Committee is responsible for the establishment and administration of the Company's executive compensation program. In addition, the Committee is responsible for the granting of awards under and the administration of the Company's 1991 Plan, the 1995 Plan and the 1996 Plan.

     The Compensation Committee's basic policy in setting compensation for the Company's executive officers is to ensure that compensation is (a) designed to align the interests of executive management with the long term interests of the shareholders and (b) competitive with the compensation paid by other assisted living companies in order to attract and retain executives and to base compensation on each individual's contribution to the Company's success. The Committee's objective is to have each executive's compensation package contingent on the Company's operational and, ultimately, financial success, as well as on individual performance milestones. Compensation recommendations for the Company's other executive officers are made by the Chairman and/or the President and reviewed by the Compensation Committee.

     The Committee continues to believe that long term equity-based incentive compensation (in the form of stock options) which is performance driven and intended to align management's interest with the interests of the Company's shareholders constitutes a fundamental element of each executive officer's total compensation package. The Committee's policy generally is that executive officers having higher levels of responsibility should have a compensation package that places greater emphasis and dependence upon the Company's success and stock appreciation than on base salary.

     The two key components of the executive officers' compensation are discussed below.

     Base Salary. The base salary of the Company's executive officers, including Mr. Doyle, the Chief Executive Officer, is established based on the performance of the individual as well as on a review of the compensation paid to persons holding comparable positions in other healthcare related companies.

     Stock Options. In fiscal 1996, the Board of Directors approved grants of incentive stock options to the executive officers which were designed to provide an incentive to these individuals to work as a team to achieve long term objectives of the Company. Generally, these options vest in three equal annual installments beginning on October 4, 1996 and first become exercisable on December 31, 1996.

                                          Respectfully submitted,

                                          H. Loy Anderson, Jr.
                                          Rev. Bedros Baharian
                                          Stephen E. Ronai


                             PERFORMANCE CHART (1)

     The following graph compares the relative performance of the Company's Common Stock (as measured by the price per share) against the cumulative market-weight return of the Standard & Poor's Composite 500 Stock Index for the five-year period commencing February 28, 1992 and ending December 31, 1996.


[GRAPHIC]

CMD = [pyramid]  S&P 500 Index = o

PLOT POINTS

 2/92      100      100
12/92   95.957  105.575
12/93  116.216  113.024
12/94   50.011  111.294
12/95   89.189  149.244
12/96   56.757  179.486


------------
(1) Assumes that the value of an investment in shares of the Company's Common Stock and the S&P 500 Index was $100 on February 28, 1992.

                                     ITEM 2.

      PROPOSAL TO AMEND AND RESTATE THE 1991 COMBINATION STOCK OPTION PLAN

     In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability. Under the Company's 1991 Combination Stock Option Plan (the "1991 Plan"), the Company is currently authorized to grant incentive and non-statutory stock options to employees, officers and employee directors of, and consultants and advisers to, the Company to purchase up to 400,000 shares of Common Stock. Currently, approximately 800 employees of the Company are eligible to participate in the 1991 Plan. As of April 25, 1997, options to purchase 219,640 shares of Common Stock were outstanding under the 1991 Plan and 180,360 shares were available for future grant. The closing price of the Company's Common Stock on April 25, 1997 was $18.875.

     In Item 2 of the Notice of Meeting, the Board of Directors proposes to amend and restate the 1991 Plan in order to (i) limit the number of shares of Common Stock available for issuance to any participant in any one year to 120,000 shares, (ii) change certain language relating to the composition of the Compensation Committee, and (iii) to update references to sections of the Internal Revenue Code of 1986, as amended (the "Code"), which have been revised since the 1991 Plan was originally drafted.

     Under the proposed amendments, the 1991 Plan would limit the number of shares of Common Stock available for issuance to any participant in any one year to 120,000 shares. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In order for compensation under the 1991 Plan to comply with such requirements, the 1991 Plan must state the maximum number of shares with respect to which options or rights may be granted during a specified period to any participant. Under the transition rules applicable to Section 162(m), the Company was not required to amend the 1991 Plan to comply with the above-stated requirement until the 1997 Annual Meeting of the shareholders.

     Section III(a) of the 1991 Plan would also be amended to require that the Compensation Committee administering the 1991 Plan be comprised solely of two or more "outside directors" who are also "non-employee directors." The 1991 Plan would also be amended to provide that the definitions of "outside directors" and "non-employee directors" have the meaning provided in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended and Treasury Regulations Sec. 1.162-27(e)(3), respectively.

     The following is a summary of the material provisions of the 1991 Plan and is qualified in its entirety by reference to the complete text of the 1991 Plan which is attached to this Proxy Statement as Exhibit A.


Eligibility

     All key employees of the Company are eligible to receive incentive stock options, non-statutory stock options and awards of restricted stock under the 1991 Plan. Outside consultants and advisors to the Company are eligible to receive non-statutory options and awards of restricted stock. As of April 25, 1997, approximately 800 employees of the Company were eligible to participate in the 1991 Plan.

Administration

     The 1991 Plan is administered by the Compensation Committee of the Board of Directors, consisting of Rev. Baharian and Messrs. Anderson and Ronai.

Stock Options


     The Compensation Committee designates the optionee, date of grant and term of each option, except that no incentive stock option can have a term exceeding ten years (five years in the case of a 10% shareholder). The exercise price of options is determined by the Compensation Committee, but may not be less than 100% (110% in the case of a 10% shareholder) of the fair market value on the date of grant for incentive stock options. In the case of non-statutory options, the exercise price may not be less than 50% of the fair market value on the date of grant. Under Section 422 of the Code, to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as non-statutory options. Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3"). The Compensation Committee will determine the length of time during which an optionee may exercise his or her option following the termination of employment (which may not exceed three months in the case of incentive stock options) and upon death or disability (which may not exceed one year in the case of incentive stock options).


     The Compensation Committee, in its sole discretion, may include additional provisions in any option granted under the 1991 Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee so long as not inconsistent with the 1991 Plan. The Compensation Committee generally, in its sole discretion, may also accelerate or extend the date or dates on which all or any particular option or options granted under the 1991 Plan may be exercised.


Future Awards

     Future issuances under the 1991 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the 1991 Plan.

Amendment and Termination of the Plan

     The Board of Directors at any time may amend or modify the terms of the 1991 Plan in any respect except that the Board of Directors may not materially increase the benefits accruing to participants, increase the number of shares of Common Stock reserved for purposes of this 1991 Plan, extend the term of this 1991 Plan or materially modify the requirements to be a participant in this 1991 Plan without further approval by the affirmative vote of at least a majority of the holders of the outstanding shares of Common Stock.

Withholding Taxes

     Pursuant to applicable Federal, state, local or foreign laws, the Company may be required to collect income or other taxes upon the grant of a stock option to, or exercise of a stock option by, a holder. The Company may require, as a condition to the exercise of a stock option, or demand, at such other time as it may consider appropriate, that the employee pay the Company the amount of any taxes which the Company may determine is required to be withheld or collected, and the employee shall comply with the requirement or demand of the Company.


Federal Income Tax Consequences


     The following is a summary of the federal income tax treatment of incentive stock and non-statutory options.

     Non-Statutory Stock Options. No taxable income is recognized by the optionee upon the grant of a non-statutory stock option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. Subject to Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized by the optionee upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

     Incentive Stock Options. As in the case of non-statutory options, no taxable income is recognized by the optionee upon the grant of an incentive stock option. However, unlike non-statutory options, no taxable income is recognized by the optionee upon the exercise of an incentive stock option, and no corresponding expense deduction is available to the Company. Generally, if an optionee holds shares acquired upon the exercise of an incentive stock option until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a subsequent sale of the shares will be treated as long-term capital gain. The federal income tax effect on the holder of incentive stock options is to defer, until the purchased shares are sold, taxation of any increase in the shares' value from the time of grant to the time of exercise.

     If the optionee sells shares acquired upon the exercise of an incentive stock option prior to the expiration of the Statutory Holding Period, he or she will recognize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the value of the shares on the date of exercise less the option price; or (ii) the amount realized on the date of sale less the option price. Subject to Section 162(m), the Company will be entitled to a corresponding business expense deduction.

     For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a non-statutory stock option. Thus, in the year of option exercise an optionee must generally include in his or her alternative minimum taxable income the difference between the exercise price and the fair market value of the purchased shares on the date of exercise. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26% to 28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     Compensation Deduction. Section 162(m) provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the 1991 Plan, are met. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.


Board Recommendation


     The Board of Directors believes that approval of the proposed amendments to the 1991 Plan are in the best interests of the Company and its shareholders and recommends a vote "FOR" the proposals contained in Item 2 of the Notice of Meeting.

                                     ITEM 3.

               PROPOSAL TO APPROVE THE 1996 EQUITY INCENTIVE PLAN

     The 1996 Equity Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in October 1996 and provides for the award of up to 1,600,000 shares of Common Stock in the form of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), restricted stock, performance shares and stock appreciation rights. To date, the Company has only awarded stock options. In 1996, the Company granted options to purchase 507,740 shares of its Common Stock to 92 employees leaving a total of 1,092,260 shares available for future grant. The closing price of the Company's Common Stock on April 25, 1997 was $18.875.

     In Item 3 of the Notice of Meeting, the Board of Directors proposed shareholder approval of the 1996 Plan so that it may meet the requirements of
Section 162(m) of the Code and for the ISOs to meet the requirements of Code
Section 422. The following is a summary of the material provisions of the 1996 Plan and is qualified in its entirety by reference to the complete text of the 1996 Plan which is attached to this Proxy Statement as Exhibit B.


Eligibility

     All employees, directors and consultants of the Company and any of its subsidiaries are eligible to participate in the 1996 Plan. The Company currently has approximately 800 employees, consultants and directors who are eligible to participate in the 1996 Plan.

Administration

     The 1996 Plan will be administered by the Compensation Committee which determines (i) who shall receive awards from those who are eligible to participate in the 1996 Plan, (ii) the type of award to be made, (iii) the number of shares of Common Stock which may be acquired pursuant to the award and
(iv) the specific terms and conditions of each award, including the purchase price, term, vesting schedule, restrictions on transfer and any other conditions and limitations applicable to the awards or their exercise. The Board of Directors, at its discretion, may assume administration of the 1996 Plan.

     Each award may be made alone, in addition to, or in relation to any other award. The terms of each award need not be identical, and the Compensation Committee need not treat participants uniformly. Except as otherwise provided by the 1996 Plan or a particular award, any determination with respect to an award may be made by the Compensation Committee at the time of award or at any time thereafter. The Compensation Committee determines whether awards are settled in whole or in part in cash, Common Stock, other securities of the Company, awards or other property. The Compensation Committee may permit a participant to defer all or any portion of a payment under the 1996 Plan, including the crediting of interest on deferred amounts denominated in Common Stock. Such a deferral may have no effect for purposes of determining the timing of taxation of payments. In the event of certain corporate events, including a merger, consolidation, dissolution, liquidation or the sale of substantially all of the Company's assets, all awards become fully exercisable and realizable.


     The Compensation Committee may amend, modify or terminate any outstanding award, including substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a NSO, if the participant consents to such action, or if the Compensation Committee determines that the action would not materially and adversely affect the participant. Awards may not be made under the 1996 Plan after September 1, 2006, but outstanding awards may extend beyond such date.


Stock Available for Awards


     The 1996 Plan provides for the award for up to 1,600,000 shares of Common Stock. The number of shares of Common Stock issuable pursuant to the 1996 Plan may not be changed except by approval of the stockholders. However, in the event that the Compensation Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required to preserve the benefits intended to be made available under the 1996 Plan, the Compensation Committee may adjust equitably the number and kind of shares of stock or securities in respect of which awards may be made under the 1996 Plan, the number and kind of shares subject to outstanding awards, and the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Compensation Committee may make provision for a cash payment with respect to an outstanding award. In addition, upon the adoption of a plan or agreement concerning a change in control, sale of substantially all the assets, or liquidation or dissolution of the Company, all awards which are not then fully exercisable or realizable become so. Common Stock subject to awards which expire or are terminated prior to exercise or Common Stock which has been forfeited under the 1996 Plan will be available for future awards under the 1996 Plan. Both treasury shares and authorized but unissued shares may be used to satisfy awards under the 1996 Plan.


     The 1996 Plan may be amended from time to time by the Board of Directors or terminated in its entirety; however, no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

     The maximum number of shares of Common Stock that could be awarded to any employee in any one year is 120,000 shares.

Stock Options


     The Compensation Committee may award two types of options: ISOs, which qualify for special tax treatment under Section 422 of the Code and NSOs that do not qualify for special federal income tax treatment under the Code. The Compensation Committee may also determine the number of shares to be covered by each option, the option price therefor, the term of the option, and the other conditions and limitations applicable to the exercise of the option. As required by the Code, the option price per share of Common Stock purchasable under an ISO may not be less than the fair market value of the Common Stock on the date of award. The option price per share of Common Stock purchasable under a NSO will be determined by the Compensation Committee and may be less than, equal to or greater than the fair market value of the Common Stock on the date of award. Options may be exercisable for not more than ten years after the date the option is awarded in the case of ISOs and ten years and one day after the date the option is awarded in the case of NSO. The Compensation Committee may at any time accelerate the exercisability of all or any portion of any option.


     For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the option. Correspondingly, no deduction is allowed to the Company for federal income tax purposes upon either the grant or the exercise of an ISO.


     If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of the exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction for federal income tax purposes. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

     "Alternative minimum taxable income" in excess of the taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates of up to 28% on individuals and is payable to the extent it exceeds regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired upon exercise of an ISO generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes. In addition, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time by an individual during a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through the exercise of an ISO.


     Under the Code, a person who is granted a NSO will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's tax basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a NSO is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company timely complies with certain reporting requirements. When the optionee disposes of such shares he or she will recognize capital gain or loss.


Stock Appreciation Rights

     A stock appreciation right ("SAR") entitles the participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or, if the Compensation Committee shall so determine at the time of grant, less than) the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the option price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. Subject to the provisions of the 1996 Plan, the Compensation Committee may award SARs in tandem with a Non-Qualified Stock Option (at or after the award of the option), or alone and unrelated to an option and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SARs are exercised. Generally, SARs granted in tandem with an option will be exercisable at such time or times, and only to the extent that, a related option is exercisable, and shall not be transferable except to the extent that a related option is transferable.

     No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised or when a participant receives payment in cancellation of an option, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such participant, provided the Company withholds and deducts to the extent required by then applicable law.

Performance Shares

     A performance share ("Performance Share") entitles a participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the 1996 Plan, the Compensation Committee may award Performance Shares and determine the performance goals applicable to each such award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle, and all other limitations and conditions applicable to the awarded Performance Shares. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of each Performance Share shall be equal to the fair market value of one share of Common Stock on the date the Performance Share is earned or, in the discretion of the Compensation Committee, on the date the Compensation Committee determines that the Performance Share has been earned. The Compensation Committee will determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or awards.


     No income will be recognized by a recipient in connection with the grant of Performance Shares. When a recipient receives a Performance Share, the recipient will generally be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Common Stock or other property received. The Company will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount includable as ordinary income by such recipient, provided the Company timely complies with certain reporting requirements.


Restricted Stock

     An award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price per share equal to or less than par value, subject to such conditions and restrictions as the Compensation Committee shall determine, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the 1996 Plan, the Compensation Committee may award shares of Restricted Stock and determine the purchase price therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. The Compensation Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to restrictions on transferability and Company repurchase rights or forfeiture conditions and subject to any other conditions contained in the award.

     A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. A recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock, however, will recognize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be rec-ognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares, except that the amount, if any, actually paid for the shares will be a capital loss. The holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the forfeiture period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the
Code).


Section 162(m) of the Code

     Section 162(m) provides a $1 million limit for deductions of the Company with respect to compensation of the Company's Chief Executive Officer and four other most highly compensated executive officers. Stock options (whether qualified or non-qualified) will be excluded from this limitation provided that the exercise price of the option is equal to the fair market value of the Company's shares subject to the option on the date of grant, and certain other requirements, relating to the composition of the Compensation Committee and shareholder approval of the 1996 Plan, are met. Further, the compensation element of grants of restricted stock is not excluded from this limitation. Therefore, it is possible that at a future point in time the Company's deduction for executive compensation could be subject to the $1 million limitation.


     Future awards under the 1996 Plan are subject to the discretion of the Compensation Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or benefits that will be received by any individual participant or any group of participants under the 1996 Plan.

Board Recommendation


     The Board of Directors believes that approval of the 1996 Plan is in the best interests of the Company and its shareholders and recommends a vote "FOR" the proposals contained in Item 3 of the Notice of Meeting.

                             CERTAIN TRANSACTIONS


     During the year ended December 31, 1996, Continuum Care of Massachusetts, Inc. ("CCM"), whose principal stockholder is Abraham D. Gosman, provided management, general and administrative services to the CareMatrix Affiliates and the Company, generating fees for CCM in the amount of $5,105,845, including rent expense of $318,885.


     To the extent such services were rendered to the CareMatrix Affiliates, the fees were based on the discretion of the parties and may not be indicative of what they would have been if the CareMatrix Affiliates had performed these services internally or had contracted for such services with unaffiliated entities. Payments to Continuum Care of Massachusetts, Inc., for salaries and wages were substantially reduced subsequent to July 1996. The Company intends to provide development, management and other services in connection with the establishment of assisted living facilities, skilled nursing facilities and other health care facilities to or for the benefit of Chancellor, which will be the owner of the new facilities. Abraham D. Gosman is the principal owner of, and certain members of the Company's senior management and stockholders also have an ownership interest in, Chancellor.

     As used herein, a "Chancellor Entity" is Chancellor Senior Housing Group, Inc. or a company in which Abraham D. Gosman has an ownership interest in excess of 90%.

     On September 1, 1996, the Company and a Chancellor Entity entered into a Development and Turnkey Services Agreement (the "Global Services Agreement") in connection with the development and management of assisted living, supportive independent living and skilled nursing/rehabilitation facilities by the Company for such Chancellor Entities. Pursuant to the Global Services Agreement, upon the closing of the purchase of the real estate by the Chancellor Entity and the receipt of final, non-appealable zoning approvals for the facility to be developed, the parties expect to enter into a development agreement, the form of which is attached to the Global Services Agreement (the "Global Development Agreement"), prior to the commencement of construction of the facility. The Global Development Agreement provides for a development fee that the Company expects will range between 4% and 7% of total project costs, depending on the individual transaction and determined on the date of signing. Upon completion of the construction of a facility, and pursuant to the Global Development Agreement, the parties will enter into a management agreement, the form of which is attached to the Global Development Agreement (the "Global Management Agreement"), pursuant to which the Company expects to earn a management fee equal to approximately 5% of gross revenues. The Company expects that each Global Management Agreement will have a 10 year term with three five-year renewal options in favor of the Company. Each Global Management Agreement is expected to contain an option granting the Company the right to lease each facility at a fair market value rental to be a negotiated percentage of total project costs determined on the date of execution (the "Lease Option"). The Lease Option will have an initial 10-year term and will grant the Company three to four five-year fair market value renewal options. The Lease Option will contain an option to purchase the facility at a price equal to the then fair market value. The Company also expects that, to the extent solely development or solely management opportunities present themselves with such Chancellor Entities, it will utilize the Global Development Agreement or the Global Management Agreement on a stand alone basis.

     On July 3, 1996, the Company was assigned the right to co-develop and manage an assisted/independent living facility in Darien, Connecticut from a Chancellor Entity. The Company currently expects to enter into a Global Development Agreement and a Global Management Agreement with Stony Brook Court, LLC, in which a Chancellor Entity has a 50% interest.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Deerfield Beach, Florida and was assigned rights under a purchase and sale agreement concerning a parcel of land in such location by a Chancellor Entity. The Company simultaneously assigned its rights under the purchase and sale agreement to another Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Deerfield facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Macon, Georgia and assigned its rights under a letter agreement dated June 3, 1996 granting a right to purchase a parcel of land in such location to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement concerning the proposed Macon facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Livingston, New Jersey and assigned its rights under a purchase and sale agreement, dated July 9, 1993, relating to a parcel of land in Livingston to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Livingston facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop an assisted/independent living facility in Park Ridge, New Jersey and was assigned by such Chancellor Entity its rights, duties and obligations under a management agreement with a third party having an initial term of ten years and an option in favor of the Company to renew for an additional ten year term. The Company is entitled to receive as a management fee under such agreement a monthly fee equal to the facility's positive cash flow each month, if any. The Company expects to enter into a Global Development Agreement concerning this facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company was granted by a Chancellor Entity the right to develop and manage an assisted/independent living facility in Jensen Beach, Florida and assigned to such Chancellor Entity its right under a purchase agreement, dated February 27, 1996, relating to a parcel of land in Jensen Beach. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Jensen Beach facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Bonita Springs, Florida and assigned to such Chancellor Entity its rights under an option agreement dated May 3, 1996 to purchase a parcel of land in Bonita Springs. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Bonita Springs facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Ridgefield, Connecticut and was assigned rights under a purchase and option agreement concerning a parcel of land in said location by a Chancellor Entity. The Company in turn assigned its rights under the purchase option agreement to another Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Ridgefield facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Durham, North Carolina and assigned its rights under a purchase agreement, dated May 29, 1996, relating to a parcel of land in Durham to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Durham facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company was granted by a Chancellor Entity the right to develop and manage an assisted/independent living facility in Atlanta, Georgia and assigned its rights under four options to purchase certain parcels of land in that same location to such Chancellor Entity. The Company expects to enter into a Global Development Agreement and a Global Management Agreement relating to the proposed Atlanta facility.

     On December 20, 1996, the Company entered into a Management Agreement with an entity owned by Andrew D. Gosman and Michael M. Gosman with respect to a senior hotel/assisted living facility in Palm Beach, Florida currently being developed by another party.


     The Company expects to enter into agreements similar to the Global Development Agreement and the Global Management Agreement with B&G Limited Liability Company, in which a Chancellor Entity has a 50% interest, relating to a facility to be located in Rye Brook, New York.


     The Company expects to enter into separate Global Development Agreements and Global Management Agreements with separate Chancellor Entities with respect to assisted/independent living facilities in Saco, Maine, Ellicott, Maryland, Upper Nyack, New York and Reston, Virginia.

     The Company expects to enter into a Global Management Agreement with respect to an assisted/independent living facility in Princeton, New Jersey. The Company has entered into a development agreement, dated March 8, 1996, with Netwest Development Corporation ("Netwest") and Emerald Springs Associates General Partnership, in which a Chancellor Entity has an 85% interest, to co-develop an assisted living/supportive independent living facility in Yuma, Arizona. The development agreement provides that the Company will be paid a fixed price for the development, construction and furnishing of the project. The Company expects to earn development fee income to the extent the Company's total development costs are less than the contract price.

     The Company has entered into a development agreement, dated August 28, 1996, with Netwest and Amethyst Arbor Associates General Partnership, in which a Chancellor Entity has an 85% interest, to co-develop an assisted living/supportive independent living facility in Peoria, Arizona. The development agreement provides that the Company will be paid a fixed price for the development, construction and furnishing of the project; the Company expects to earn development fee income to the extent the Company's total development costs are less than the contract price.

     The Company is currently negotiating a development agreement with Netwest and Amber Lights Associates General Partnership, in which a Chancellor Entity will have an 85% interest, to co-develop an assisted living/supportive independent living facility in Tucson, Arizona. The development agreement will provide that the Company will be paid a fixed price for the development, construction and furnishing of the Project; the Company expects to earn development fee income to the extent its total costs are less than the fixed price. In connection with the development of this facility, the Company was assigned pursuant to an assignment agreement, dated July 3, 1996, rights under a letter of intent, dated December 11, 1995, to participate in the joint venture that will own the proposed Tucson facility and to develop such facility for the joint venture. The Company in turn assigned its rights to participate in the joint venture to another Chancellor Entity.

     The Company has entered into a turnkey construction agreement, dated August 14, 1996, with Atlantic Development Group, LLC and Cambridge House Associates General Partnership ("Cambridge House Partnership"), in which a Chancellor Entity has a 70% interest, to co-develop an assisted living facility in Ossining, New York. Pursuant to this agreement, the Company is entitled to a development fee of $200,000 and a construction supervision fee of $5,000 per month during the course of construction of the project. The Company has also entered into a management agreement, dated as of August 14, 1996, with Cambridge House Partnership to manage this facility with a ten year initial term and two five-year renewal options in favor of the Company. Pursuant to this agreement, the Company shall receive a management fee equal to 5% of gross revenues of the facility (less contractual adjustments for uncollectible accounts).

     The Company has entered into a management agreement, dated as of June 30, 1996, with a Chancellor Entity, to manage a facility in Dedham, Massachusetts. Pursuant to this agreement, which extends for a 10-year period, with three five-year renewal periods at the Company's option, the Company shall receive a management fee equal to 5% of gross revenues of the facility (less contractual adjustments for uncollectible accounts).

     The Company has entered into a management agreement, dated June 30, 1996, with a Chancellor Entity to manage skilled nursing and assisted living facilities in Needham, Massachusetts. Pursuant to this agreement, which has a 20 year term with three five-year renewal periods at the Company's option, the Company shall receive a management fee equal to 5% of gross revenues of the facilities (less contractual adjustments for uncollectible accounts). The Company acquired the management contract for the facilities from a Chancellor Entity for $2.8 million in cash.

     The Company has entered into an assignment agreement, dated as of June 25, 1996, with a Chancellor Entity to develop a skilled nursing facility in Millbury, Massachusetts, in accordance with the turnkey construction contract, dated October 19, 1994, as amended, between Sun Healthcare Group, Inc. and CCC of Florida, Inc. Pursuant to the Millbury construction contract, the Company shall receive a development fee equal to the difference, if any, between the contract price and the actual construction costs.

     On October 3, 1996, the Company executed a turnkey construction contract with Cragganmore Associates Limited Partnership ("Cragganmore"), in which a Chancellor Entity has an 80% interest, to develop an assisted living facility in Southington, Connecticut and pursuant to which the Company will receive a development fee equal to the difference between the contract price and the actual costs of development and construction. The Company was assigned the right to enter into such contract pursuant to the assignment agreement, dated July 3, 1996, with a Chancellor Entity, assigning to the Company the right to develop this facility.

     On July 3, 1996, pursuant to an assignment agreement, the Company obtained from a Chancellor Entity the right to develop and manage an assisted/independent living facility in Houston, Texas. On September 1, 1996, the Company entered into a development agreement with such Chancellor Entity which provides that the Company will earn a development fee of $875,000. The Company also expects to enter into a management agreement substantially similar to the Global management Agreement.

     On July 3, 1996, pursuant to an assignment agreement, the Company assigned its rights, duties and obligations to a Chancellor Entity with respect to its rights under a letter of intent to participate in the joint venture that would own senior housing facilities to be developed in Glen Cove, Roslyn, and Great Neck, New York and Wallingford, Connecticut. The Company retained the rights under such letter of intent to develop and manage such facilities. On October 3, 1996, the Company entered into a management agreement concerning the proposed Glen Cove facil ity with a term of 15 years with two five-year renewal options in favor of the Company and a management fee equal to 5% of gross revenues. The Company expects to enter into a turnkey development agreement with such Chancellor Entity to co-develop the senior housing facility in Great Neck. Pursuant to this agreement the Company expects to receive a development fee the amount of which will be negotiated prior to construction.

     The Company has entered into (i) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in West Bridgewater, Massachusetts, in accordance with the turnkey construction contract, dated April 20, 1995, as amended, between West Bridgewater Medical Investors Limited Partnership and Continuum Care of West Bridgewater, Inc.; (ii) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Auburn, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Auburn Medical Investors, Limited Partnership and Continuum Care Corporation;
(iii) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Plymouth, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Plymouth Medical Investors Limited Partnership and Continuum Care Corporation; and (iv) an assignment agreement, dated as of June 6, 1996, with a Chancellor Entity to develop a skilled nursing facility in Raynham, Massachusetts, in accordance with the turnkey construction contract, dated March 3, 1994, as amended, between Raynham Medical Investors Limited Partnership and Continuum Care Corporation. The development of the facilities under each of the agreements listed in clauses (i) through (iv) has been completed, and the Company is entitled to receive future payments based upon occupancy levels and cash flow coverage, the necessary minimum thresholds of which have not yet been reached. In the aggregate, the Company expects to receive approximately $1,000,000. Prior payments under these contracts were made to a Chancellor Entity prior to the assignment of such agreements.

     In July 1996, the Company purchased certain assets in connection with the facility in Needham, Massachusetts from a Chancellor Entity at a purchase price of $500,000.

     Meditrust, a publicly traded real estate investment trust with assets in excess of $1.7 billion and of which Abraham D. Gosman is the Chairman of the Board and Chief Executive officer, has provided financing to a skilled nursing/assisted living facility located in Needham, Massachusetts and owned principally by Mr. Gosman, in the aggregate amount of $20,109,241 at December 31, 1996.


     As of October 30, 1996, the Company had borrowed $9,661,381 (inclusive of interest) from Mr. Gosman with interest accruing at the prime rate. The Company repaid this indebtedness in connection with the receipt of net proceeds from its 1996 equity offering. As of April 30, 1997, Mr. Gosman owed the Company approximately $357,000. Interest accrues on such outstanding indebtedness at the prime rate of interest. The indebtedness from the Company has a maturity date of June 30, 1997. Interest on the borrowings is payable upon demand. In June and July 1996, the Company borrowed an aggregate of $1.0 million for working capital purposes from the CareMatrix Affiliates. In addition to executing a promissory note to evidence the obligation, the Company entered into a mortgage and option agreement with the CareMatrix Affiliates under which all advances on the working capital loan would be secured by a subordinate lien deed of trust on the Bailey Village community, subordinate to certain prior mortgages. On July 30, 1996, Abraham D. Gosman purchased from the Company 100 shares of the newly created Series B Preferred Stock for a purchase price of $14,000 per share, or $1.4 million in the aggregate, $1.0 million of which was used to satisfy the working capital loan from the CareMatrix Affiliates. The Company used a portion of the net proceeds of its 1996 equity offering to redeem the Series B Preferred Stock for $1.4 million. Concurrently with the sale of the Series B Preferred Stock to Mr. Gosman, Standish issued to Mr. Gosman five-year warrants to purchase an additional 80,000 shares of Common Stock at an exercise price equal to $20.80 per share (subject to customary anti-dilution adjustments).

     On April 17, 1997, the Company entered into an agreement with PhyMatrix Corp. ("PhyMatrix") relating to the reimbusement of any fees or expenses incurred in connection with the utilization of the services or property of the respective companies. Abraham D. Gosman is the Chairman and Chief Executive Officer of PhyMatrix and is also the beneficial owner of approximately 37% of the outstanding shares of PhyMatrix Common Stock, a portion of which he holds as trustee for the benefit of his sons, Michael and Andrew Gosman.


     It is the general policy of the Company not to enter into any transaction, or amend in a manner adverse to the Company any existing transaction, in which an affiliate of the Company has a material interest, unless a majority of the disinterested directors approve the terms thereof.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of March 31, 1997, certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and each director nominee, and each of the Named Officers of the Company and by all directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:



                                                            Amount of Beneficial Ownership
                                                   -------------------------------------------------
Name                                                 Shares Beneficially Owned     Percentage Owned
------------------------------------------------   ----------------------------   ------------------
Abraham D. Gosman (1)   ........................             7,647,754                 44.7%
Andrew D. Gosman (2) ...........................             3,178,140                 18.5%
Michael M. Gosman (2)   ........................             3,178,840                 18.5%
Michael J. Doyle (3) ...........................               151,139                   *
Donald J. Amaral  ..............................                    --                   --
H. Loy Anderson, Jr.    ........................                   110                   *
Rev. Bedros Baharian ...........................                20,000                   *
Robert Cataldo**  ..............................                    --                   --
Stephen E. Ronai  ..............................                 1,000                   *
Kenneth M. Miles (4) ...........................                65,900                   *
All directors and executive officers as a group
 (14 persons)  .................................             8,602,957                 50.3%


------------

*   Less than one percent.

**  Nominee

(1) Consists of 35,000 shares of Common Stock owned directly, and 7,612,154 shares of Common Stock held by Abraham D. Gosman as trustee for the benefit of each of his sons, Andrew D. Gosman and Michael M. Gosman, who are directors of the Company (as trustee, Abraham D. Gosman has investment power with respect to all such shares and voting power with respect to 4,558,910 shares).

(2) 7,612,754 shares of Common Stock are held in trust for the benefit of Andrew
    D. Gosman and Michael M. Gosman by their father, Abraham D. Gosman, who has sole investment power with respect to all such shares and sole voting power with respect to 4,558,910 shares). Andrew and Michael have shared voting power with respect to the remaining 3,053,244 shares remaining in the trust.


(3) Includes 9,067 shares held by Mr. Doyle's spouse and 2,712 shares held by trusts for the benefit of each of Mr. Doyle's two minor children. Mr. Doyle disclaims beneficial ownership of the shares held by his spouse and by the two trusts. Also includes 120,000 shares which may be acquired upon the exercise of options.

(4) Includes 65,900 shares which may be acquired upon the exercise of options.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by December 31, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.


                   ANNUAL REPORT AND INDEPENDENT ACCOUNTANTS

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, including financial statements and the report of Coopers & Lybrand LLP ("Coopers & Lybrand") thereon, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 25, 1997. The Board of Directors has selected Coopers & Lybrand as the Company's independent accountants for the current fiscal year. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          James M. Clary, III
                                          Secretary

May 2, 1997